SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                            SEC FILE NUMBER: 1-12992

                                   (Check One)
            [  ] Form 10-K and Form  10-KSB [ ] Form 20-F
            [  ] Form 11-k [X] Form 10Q and Form 10-QSB [ ] Form N-SAR

Form Period Ended: March 31, 1998

[ ]  Transition  Report  on Form  10-K
[ ]  Transition  Report  on Form 20-F
[ ]  Transition Report on Form 11-K
[X] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

         Form the Transition Period Ended:  June 30, 1998


Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

     Nothing in this form shall be constructed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                       -----------------------------------

PART I - Registrant Information

Full Name of Registrant:            NuMED Home Health Care, Inc.
Former Name if Applicable:
Address of Principle Executive
   Office (street and number):      5770 Roosevelt Boulevard., Suite 700
City, State and Zip Code:           Clearwater, Florida  33760

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PART II - Rules 12b-25(b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 10-F, 11-K for Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
                       -----------------------------------

PART III - Narrative

         State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 10-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

         Resignation of the Senior Accountant due to personal illness caused the Company to require additional time for the completion of the Company's financial statements.

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PART IV - Other Information

          (1) Name and telephone number of person to contact in regard to this notification:

               Susan Carmichael                   (813) 524-3227
                  (Name)                    (Area Code) (Telephone Number)

          (2) Have all other periodic reports required under section 13 or 15(d) of the Securities and Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                           [X] Yes  [   ] No

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
                                                          [   ] Yes  [X ] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          NuMED Home Health Care, Inc.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:                            By:      /s/__________________________________

                                      Name:

                                     Title: